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                                                                 EXHIBIT 8(a)(i)

                               ULTRA SERIES FUND
                  RULE 22C-2 SHAREHOLDER INFORMATION AGREEMENT

         This Agreement is made as of October 16, 2006, or such other compliance date mandated by Rule 22c-2 of the Investment Company Act of 1940 ("RULE 22C-2") by and between the Ultra Series Fund ("Fund") and CUNA Mutual Insurance Society ("Intermediary").

         WHEREAS, The Intermediary facilitates trading for shareholders investing in one or more subaccounts of the underlying portfolios in the Fund;

         WHEREAS, Rule 22c-2 requires the Fund to enter into a Shareholder Information Agreement with each financial intermediary, as defined by Rule 22c-2; and

         NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1. AGREEMENT TO PROVIDE SHAREHOLDER INFORMATION. Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number ("TIN"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

         1.1 PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as is deemed necessary to investigate compliance with policies established by the Fund for the purposes of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

         1.2 FORM AND TIMING OF RESPONSE. Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than five (5) business days or such other time as agreed to by the Fund, after receipt of a request. If the requested information is not on the Intermediary's books and records, Intermediary agrees to promptly obtain and transmit the requested information. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "indirect intermediary" has the same meaning as in Rule 22c-2.

         1.3 LIMITATIONS ON USE OF INFORMATION. The Fund agrees not to use the information received for marketing or any other similar purposes without the prior written consent of the Intermediary.

2. AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares or take such other action as requested by the Fund for a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's

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account) that violate policies established by the Fund for the purposes of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

         2.1 FORM OF INSTRUCTIONS. Instructions much include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

         2.2 TIMING OF RESPONSE. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

         2.3 CONFIRMATION BY INTERMEDIARY. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

 3.      DEFINITIONS. For purposes of this paragraph:

         3.1 The term "Fund" includes the fund's principal underwriter. The term does not include any money market fund.

         3.2 The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund that are held by the Intermediary.

         3.3 The term "Shareholder" means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

         3.4 The term "written" includes electronic writing and facsimile transmissions.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.


CUNA MUTUAL INSURANCE SOCIETY

By:  /s/ Steve Suleski
     --------------------------------
     Steve Suleski, Vice President

Date: 9/25/06
     --------------------------------


ULTRA SERIES FUND

By:  /s/ David P. Marks
     --------------------------------
     David P. Marks, President

Date: 10/2/06
     --------------------------------




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